EXHIBIT 99.1

REPUBLIC CONTACTS
Media Inquiries: Investor Inquiries:	Will Flower Tod Holmes Ed Lang	(954) 769-6392 (954) 769-2387 (954) 769-3591
Republic Services, Inc. Provides Information
Regarding the Impact of Hurricane Rita
• Company affirms 2005 earnings guidance
FORT LAUDERDALE, Fla., September 26, 2005 – Republic Services, Inc. (NYSE:RSG) announced today that the Company’s operations in Southeast Texas were not significantly impacted by Hurricane Rita and are fully operational.
“Our trucks and facilities are all in working order and we are committed to helping with the on-going clean up and rebuilding efforts,” said James O’Connor, Chairman and Chief Executive Officer of Republic Services.
Also today, Republic affirmed its 2005 earnings guidance. On July 27, 2005, Republic Services raised its 2005 earnings guidance from a range of $1.67 to $1.72 per share to a range of $1.70 to $1.74 per share to reflect the performance of the Company and the current favorable economic conditions in many of its Sunbelt state markets.
“We remain confident in the earnings guidance that was provided in July 2005,” said Mr. O’Connor. “Our field organization continues to meet the challenge of higher fuel prices with fuel surcharges.”
Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.
Certain statements and information included herein constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company’s estimates and assumptions concerning its selected balance sheet accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to the Company’s landfills and property and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; the Company’s ability to manage growth; compliance with, and future changes in, environmental regulations; the Company’s ability to obtain approval from regulatory agencies in connection with expansions at the Company’s landfills; the ability to obtain financing on acceptable terms to finance the Company’s operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company’s dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; dependence on acquisitions for growth; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company’s filings with the Securities and Exchange Commission.
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